LEASE AGREEMENT

         THIS LEASE AGREEMENT ("Lease") is made and entered into as of April 21, 1997 by and between JOSEPH E. PROCTOR (the "Landlord"), a resident of Hamilton County, Tennessee doing business as "JEPCO Industrial Warehouses," and CULP INC., a North Carolina corporation (the "Tenant").

                               B A C K G R O U N D

         I. Landlord is the owner of that certain approximately 42.39 acre parcel of land (the "Land") located at the northeastern intersection of Hamill Road and Carondalet Avenue in Chattanooga, Hamilton County, Tennessee and more particularly described in Exhibit A attached hereto and made a part hereof.

         B. An approximately 14.7 acre portion of the Land is more particularly described in Exhibit A-1 attached hereto (the "Leased Land"). Located on the Land are: a building containing approximately 75,000 sq.ft. ("Building 1"), a building containing approximately 62,500 sq.ft. ("Building 2"), a building containing approximately 153,000 sq.ft. ("Building 3"), and related improvements. The locations of Building 1, Building 2, and Building 3 on the Leased Land are generally shown in Exhibit B attached hereto and made a part hereof. In addition, Landlord will construct on the Land a building containing approximately 27,500 sq.ft. ("Office Building") at a location reasonably acceptable to Tenant (all such buildings are collectively referred to herein as the "Buildings"). The Leased Land, the Buildings, and the related improvements are collectively referred to herein as the "Premises."

         C Landlord has agreed to lease the Premises to Tenant, and Tenant has agreed to lease the Premises from Landlord, upon all of the terms set forth in this Lease.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant hereby agree, for themselves and their respective heirs, devisees, personal representatives, and successors and assigns, as follows:

         1. PREMISES LEASED. Landlord hereby leases to Tenant, and Tenant leases from Landlord, the Premises, on the terms and conditions set forth in this Lease. Landlord covenants, represents and warrants that the Premises will be constructed and upfitted in accordance with the specifications set forth in Exhibit C attached hereto and made a part hereof.


         2. TERM OF LEASE. The initial term of this Lease shall be for a period of Ten (10) years, commencing on May 1, 1998 (the "Commencement Date") and terminating at midnight on April 30, 2008


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("Initial Term").

         At the end of the Initial Term, Tenant is hereby granted two (2) successive options to extend the Term of this Lease for additional periods of five (5) years each (each, a "Renewal Period"), provided that Tenant gives Landlord written notice of its exercise of the option at least ninety (90) days prior to the end of the Initial Term. If Tenant properly exercises the option(s) for the Renewal Period(s), all terms and conditions of this Lease shall continue in full force and effect. All references to the "Term" of this Lease shall, unless the context shall clearly indicate a different meaning, be deemed to constitute a reference to the properly exercised Renewal Period(s).

         3. RENT. Tenant shall pay Landlord for the Premises annual rent in the amount of Eight Hundred Sixty-Eight Thousand Eight Hundred Dollars ($868,800.00), payable in equal monthly installments of Seventy-Two Thousand Four Hundred Dollars ($72,400.00) in advance on the first day of each calendar month during the Term.

         If the Term commences on a day other than the first day of a calendar month, rent for the first partial month shall be prorated on a daily basis and paid on the date of commencement. Payments of rent pursuant to this Section 3 shall be by check mailed or delivered to Landlord at the address for notices set forth in Section 21 below.

         Notwithstanding Landlord's delivery of the Premises to Tenant pursuant to Section 5 below, Tenant's obligation to pay rent hereunder shall not commence until the Commencement Date.

         4. USE OF PREMISES. The Premises may be used by Tenant for manufacturing, industrial, warehousing, and ancillary uses. Tenant shall comply with all applicable laws, ordinances, rules and regulations of local, state and federal governments, and any other public authority having jurisdiction over the Premises.

         5. POSSESSION. Landlord shall deliver possession of the Premises to Tenant based on the following schedule:

                  Building                  On or Before

                  Building 1                December 1, 1997
                  Building 2                December 1, 1997
                  Building 3                October 1, 1997
                  Office Building  January 1, 1998

Landlord shall deliver possession any and all remaining portions of the Premises on or before January 1, 1998.

         Notwithstanding the schedule set forth in this Section 5,

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Landlord agrees that upon the execution of this Lease, Tenant shall have access to the Premises (including the Buildings) in order to install such electrical and plumbing systems (including piping) and equipment that Tenant shall require; provided, however, that Tenant shall not unreasonably disturb existing tenants, if any, in any Building; provided, further, that Tenant shall not unreasonably disturb the construction and upfitting to be performed by Landlord in accordance with the specifications set forth in Exhibit C attached hereto.

         6. ALTERATIONS AND IMPROVEMENTS. Tenant may make alterations or improvements in or to the Premises only with the Landlord's consent, which shall not be unreasonably withheld or delayed. Tenant agrees not to permit any mechanic's or materialman's lien to be filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, and if any such lien is filed, it shall be promptly discharged by Tenant.

         7. FIXTURES AND PERSONAL PROPERTY. All trade fixtures, equipment or other personal property installed in or attached to the Premises by or at the expense of Tenant shall be and remain the property of Tenant, and Tenant shall have the right to remove the same at any time during the Term; provided, however, that Tenant shall not remove any such fixture or personal property if the removal will cause substantial damage to the Premises; provided, further, that if Tenant is permitted to remove any such fixture or personal property, then Tenant shall repair any damage to the Premises caused by such removal to Landlord's reasonable satisfaction.

         8. TAXES. Tenant shall pay prior to delinquency all real estate, personalty and ad valorem taxes and assessments imposed or assessed upon the Premises, including any taxes or assessments imposed or assessed upon Tenant's stock or merchandise, furniture, fixtures, equipment, supplies or other personal property situated within the Premises. Landlord shall deliver to Tenant, within thirty (30) days' of receipt, any real estate tax bills received by Landlord pertaining to the Premises, and Tenant shall pay the taxes as provided above; provided, however, the failure of Landlord to deliver any such tax bill shall not relieve Tenant of the obligation of taxes hereunder. Within thirty (30) days of its payment of all taxes and assessments imposed or assessed upon the Premises, Tenant shall furnish Landlord with evidence of such payment. Notwithstanding the foregoing, Tenant shall not be deemed in default for nonpayment of taxes if it is in good faith contesting the validity or amount thereof in compliance with all applicable laws, and the enforcement of any lien therefor is suspended or stayed during such contest, and Landlord agrees to cooperate with Tenant in any such contest. Taxes for the year in which the Term commences or expires (or otherwise terminates) shall be prorated.

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         Notwithstanding Landlord's delivery of the Premises to Tenant pursuant to Section 5 above, Tenant's obligation to pay taxes hereunder shall not commence until the Commencement Date.

         9. MAINTENANCE AND REPAIR. Landlord shall maintain and repair the structural portions of the Buildings (including foundations, roofs and exterior walls), except for any damage due to Tenant's misconduct or negligence. Tenant shall maintain and repair all other portions of the Premises, except for ordinary wear and tear and damage due to casualties, and except for any damage due to Landlord's misconduct or negligence. Landlord agrees to cooperate with Tenant to exercise any rights which Landlord may have with respect to any warranties, guaranties, and similar rights relating to any portion of the Premises (e.g. HVAC systems). Landlord shall be responsible for any structural alteration of the Premises required to comply with legal requirements, and Tenant shall be responsible for any non-structural alteration for this purpose.

         10. UTILITIES. Tenant shall pay all charges for utilities used on the Premises, including but not limited to electricity, gas, water, sewer, air conditioning and heat.

         11. INSURANCE. Tenant shall, during the Term, obtain and maintain in force the following policies of insurance:

                  (a) Casualty insurance on the Buildings covering all casualties included under standard insurance industry practices within the classification "Fire and Lightening, Extended Coverage, Vandalism and Malicious Mischief" in an amount equal to not less than one hundred percent (100%) of the replacement value of each Building (including the fixtures). Notwithstanding Landlord's delivery of the Premises to Tenant pursuant to Section 5 above, Tenant's obligation under this
         Section 11(a) shall not commence until the Commencement Date;

                  (b) Casualty insurance on Tenant's property (including fixtures, leasehold improvements and equipment) located in the Premises; and

                  (c) Comprehensive public liability insurance covering death, bodily injury and property damage in the amount of at least Two Million and No/100 Dollars ($2,000,000.00) per occurrence/aggregate. Tenant's liability insurance shall name Landlord as an additional insured and shall include contractual liability consistent with standard ISO provisions. Tenant's obligation under this Section 11(b) shall commence upon its taking possession of any Building under Section 5 above.

         12. TENANT DEFAULT. If Tenant continues in default in the payment of rent or other sum of money becoming due under this

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Lease for a period of fifteen (15) days after written notice of such default has been given to Tenant, or if Tenant defaults in the performance of any other of the terms, conditions or covenants contained in this Lease (including but not limited to the obligation to pay taxes and to maintain insurance) and does not remedy such default within twenty (20) days after written notice of such default has been given to Tenant (or such longer period of time, not to exceed sixty
(60) days, as may be reasonably necessary to cure such breach if such breach is not susceptible of being cured within twenty (20) days; provided, however, that Tenant shall act diligently and in good faith to cure such breach), or if Tenant becomes bankrupt or insolvent, or files any debtor proceedings, or files in any court pursuant to any statute, either of the United States or any State a petition in bankruptcy or insolvency or for reorganization, or files or has filed against it a petition for the appointment of a receiver or trustee for all or substantially all of the assets of Tenant and such petition is not vacated or set aside within sixty (60) days, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement, then in any event Landlord shall have the right to terminate and cancel this Lease. In the event of any termination by Landlord, whether before or after reentry, Landlord may recover from Tenant damages permitted under applicable law and pursuant to Tenant's obligations hereunder. Landlord will make reasonable efforts to mitigate damages.

         13. LANDLORD DEFAULT. In the event of a breach of an obligation, representation, warranty or covenant of Landlord under this Lease, which breach has not been cured within twenty (20) days (or such longer period of time, not to exceed sixty (60) days, as may be reasonably necessary to cure such breach if such breach is not susceptible of being cured within twenty (20) days; provided, however, that Landlord shall act diligently and in good faith to cure such breach) after notice from Tenant to Landlord, Tenant shall have the right, at its election then or thereafter in addition to and not in lieu of any other remedy Tenant may have hereunder, or at law or in equity, to (a) cure of such breach and offset the cost against rent due; (b) sue for and receive any damages sustained by Tenant as a result of said breach by Landlord; or (c) terminate this Lease.

         14. DAMAGE BY CASUALTY OR FIRE. Tenant shall promptly notify Landlord of any damage to the Premises caused by fire or other casualty.

                  (a) If any Building is rendered substantially untenantable by fire or other casualty, either Landlord or Tenant may elect, by giving the other party written notice within thirty (30) days of the fire or casualty, to terminate this Lease with respect to the damaged Building(s) as of the date of the casualty.


                                      -5-

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                  (b) If (i) any Building is damaged by fire or other casualty but is not rendered substantially untenantable, or (ii) any Building is damaged by fire or other casualty and is rendered substantially untenantable, but this Lease is not terminated pursuant to subsection
         (a) above, then Landlord shall, upon receipt of the insurance proceeds, promptly and diligently repair and restore the damaged portions (other than any leasehold improvements and personal property installed by Tenant), to substantially the same condition as existed immediately prior to the casualty. Tenant shall disburse the insurance proceeds to Landlord as the restoration work progresses, upon the written request of Landlord accompanied by such affidavits, invoices and lien waivers as would be required by a prudent construction lender. Upon completion of the restoration work, and the receipt by Tenant of a certificate of substantial completion signed by Landlord and the supervising architect, and certificates of occupancy issued by the appropriate governmental authorities, the remainder of the insurance proceeds shall be disbursed to Tenant. Rent shall abate during any such period of damage or repair. Notwithstanding the foregoing, if the damage occurs during the last twelve (12) months of the Term, then either party hereto shall have the right to terminate this Lease with respect to the damaged Building(s) as of the date of the casualty by giving written notice of termination to the other party within thirty (30) days after the fire or casualty.

         15.      CONDEMNATION.

                  (a) In this Lease, the following terms shall have the meanings set forth herein:

                       (i) "Condemnation" shall mean the actual or constructive taking by a governmental or quasi-governmental authority by means of eminent domain, condemnation, or deed or agreement in lieu thereof, or otherwise.

                       (ii)  "Building Space" shall mean space in a Building.

                       (iii) "Non-Building Space" shall mean space other than Building Space.

                       (iv) "Major Condemnation" shall mean (A) the
                       Condem-nation of any part of the Building Space IF AND ONLY IF Tenant reasonably determines that such Condemnation will materially affect Tenant's operations at the Premises, or (B) a Condemnation of the Non-Building Space which either denies Tenant direct access to all state maintained roads adjacent to the Premises for more than thirty (30) days or reduces the number of parking spaces in the Premises to ten percent (10%) less than the number of spaces required at the time of issuance of the building permit for construction of the Building Improvements.

                       (v) "Minor Condemnation" shall mean any Condemnation other than a Major Condemnation.

                  (b) If, at any time during the Term, a Major Condemnation shall occur, Tenant shall have the option to cancel this Lease upon written notice to Landlord within sixty (60) days after the occurrence of the Major Condemnation, and upon such notification this Lease shall terminate and expire, and rent and all charges due under this Lease shall be apportioned and paid to the later of (i) the date of termination or (ii) the last day of occupancy by Tenant.

                  (c) In the event of the occurrence of a Minor Condemnation or a major Condemnation not resulting in a cancellation of this Lease, rent and all charges due under this Lease shall be reduced (i) pro rata based on the square footage of space taken (in the event of Condemnation of Building Space) or (ii) pro rata based on the area of Land taken (in the event of Condemnation of Non-Building Space IF AND ONLY IF Tenant reasonably determines that such Condemnation will materially affect Tenant's operations at the Premises).

                  (d) The proceeds of any condemnation award for the Premises shall be the property of Landlord, but the proceeds of any condemnation award for the leasehold interest and the improvements located on the Premises that have been installed by Tenant shall be the property of Tenant. Landlord shall have no interest in any award to Tenant for relocation expenses or for the taking of Tenant's fixtures or other personal property within the Premises.

                  (e) In the event of a Condemnation not resulting in the termination of this Lease, Landlord shall proceed with reasonable diligence to repair and restore the Premises as nearly as possible to its condition immediately prior to the Condemnation. Rent shall abate during any such period of repair and restoration on a pro rata basis as set forth in subsection (c) above.

         16. SURRENDER OF PREMISES. Tenant shall, upon the expiration or other termination of the Term, surrender the Premises to Landlord in good order, condition and state of repair, excepting ordinary wear and tear; and damage due to fire or other casualty.

         17. WAIVER. The failure of either party to exercise any of

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its rights or to insist upon the strict performance of any of the terms of this
Lease shall not constitute a waiver by such party, and the exercise by either party of any right expressly provided in this Lease shall not be a waiver of any other right of that party.

         18. ASSIGNMENT, MORTGAGE, AND SUBLETTING. Tenant may not assign this Lease or sublet the Premises or any part thereof except with the prior consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided, that, Landlord may require the proposed assignee to execute a written agreement to evidence its assumption of Tenant's obligations hereunder. In the event of any assignment, Tenant shall not be relieved of its obligations hereunder unless Landlord's consent so stated.

         19. WARRANTIES AND QUIET ENJOYMENT. Landlord represents and warrants that he owns the Premises in fee simple, that he has the right to enter into this Lease of the Premises, that Tenant's anticipated uses of the Premises as set forth in Section 4 above is permitted under applicable laws and private restrictions, if any, and that upon Tenant paying the rent and other amounts provided in this Lease and observing and performing the terms, covenants, and conditions hereof, Tenant may have quiet and uninterrupted enjoyment and possession of the Premises during the Term.

         20.      INDEMNIFICATION; WAIVER OF SUBROGATION.

                  (a) Tenant agrees to pay and to protect, defend, indemnify, and hold harmless Landlord from and against all liability, damages, and costs (including but not limited to reasonable attorney's fees actually incurred) from causes of action, suits, claims, demands, and judgments arising out of Tenant's actions or negligence in connection with its occupancy of the Premises.

                  (b) Notwithstanding anything else to the contrary contained in this Lease, Tenant shall not be responsible or liable to Landlord for any event, act or omission to the extent covered by insurance required to be obtained and actually maintained by Tenant with respect to the Premises and its use and occupancy thereof or the proceeds of any other insurance obtained and maintained by Tenant with respect to the Premises and its use and occupancy thereof.

         21. NOTICES. All notices required or permitted to be given by any party hereto upon any other party shall be deemed given if such notice is personally delivered or deposited in the United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

                  To Landlord:      Mr. Joseph E. Proctor
                                    P.O. Box 72702

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

                                    42nd and Devine
                                    Chattanooga, Tennessee 37407

                    with a          Fred Hanzelik, Esq.
                    copy to:        Hanzelik and Associates
                                    Chattanooga Bank Building, Suite 500
                                    737 Market Street
                                    Chattanooga, Tennessee 37402

                  To Tenant:        Culp, Inc.
                                    P.O. Box 2686
                                    101 South Main Street
                                    High Point, North Carolina  27261-2686
                                    Attn: Mr. Franklin N. Saxon

                    with a          Robinson, Bradshaw & Hinson, P.A.
                    copy to:        1900 Independence Center
                                    101 North Tryon Street
                                    Charlotte, North Carolina 28246
                                    Attn: Henry H. Ralston, Esq.

Either party may change its address by giving the other party written notice of the new address in the manner specified above not less than fifteen (15) days before the effective date of the change.

         22. SECURITY DEPOSIT. As security for the performance of its obligations under this Lease, Tenant, upon its execution of this Lease, has paid to Landlord a security deposit ("Security Deposit") in the amount of Seventy-Five Thousand Dollars ($75,000.00). The Security Deposit may be applied by Landlord to cure any default (beyond any applicable cure period) of Tenant under this Lease, and upon notice by Landlord of such application, Tenant shall replenish the Security Deposit in full by promptly paying to Landlord the amount so applied. Within forty-five (45) days after the termination of this Lease (other than a wrongful termination by Tenant), Landlord shall return to Tenant the balance, if any, of the Security Deposit.

         23. HOLDING OVER. If Tenant retains possession of the Premises or any part thereof after the expiration or other termination of this Lease, Tenant's holding over shall constitute a renewal of this Lease for a period of one (1) year on the same terms and conditions hereof.

         24. EARLY TERMINATION. Tenant acknowledges that Landlord has or will have expended significant effort and expenses to induce Tenant to enter into this Lease for the Premises, and both Landlord and Tenant contemplate that Tenant will lease the Premises for at least ten (10) years. In the event that this Lease for the Premises shall be terminated for any reason (except due to Landlord's default hereunder) prior to the expiration of the Initial Term, Tenant agrees to pay to Landlord an early

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termination fee calculated in accordance with the following formula:

            Number of months remaining
            in the Initial Term            X        One Million Dollars
            ---------------------------                ($1,000,000.00)
            120 (12 months per year X
            10 years of Initial Term)

         25. SEVERABILITY. If any of the terms and conditions of this Lease, or the application thereof, shall to any extent be held invalid or unenforceable, the remaining terms and conditions of this Lease, shall not be affected thereby, and shall continue to be binding upon the parties hereto.

         26. RIGHT OF FIRST REFUSAL. An approximately 2.8 acre portion of the Land (the "Option Land") is more particularly described in Exhibit A-2 attached hereto and is marked in blue on Exhibit B attached hereto. If, at any time during the Term, Landlord constructs one or more buildings on the Option Land, and intends to make an offer to lease such premises to a third party, Landlord shall first give Tenant written notice of the square footage, availability date and terms of the offer Landlord intends to make. Tenant shall have thirty (30) days after receipt of any such notice to elect to lease all or any portion of such space on the terms offered. If Tenant rejects any such offer, or fails to respond to any such offer within said thirty (30) day period, Landlord shall be free to lease the offered space upon the same terms and conditions as those contained in Landlord's notice. If Landlord changes the terms and conditions on which Landlord is offering any such space, Landlord shall resubmit such offer to Tenant, which shall have thirty (30) days in which to accept any new offer. If Tenant accepts any such offer, the space offered shall be added to the Premises at the rental set forth in Landlord's offer on the same terms and conditions set forth in Landlord's offer. In the event Tenant leases such space, Tenant's obligation to pay rent on such space shall commence upon delivery of said space finished as specified in Landlord's offer.

         27. MEMORANDUM OF LEASE. Upon either party's request, Landlord and Tenant shall execute a memorandum of this Lease in the form attached hereto as Exhibit D to be recorded in the Hamilton County Register's Office.

         28. GOVERNING LAW. This Lease shall be governed by and construed in accordance with the laws of the State of Tennessee.

         29. ATTORNEY'S FEES. If either Landlord or Tenant shall engage legal counsel for the enforcement of any of the terms of this Lease, the defaulting party shall be responsible for and shall promptly pay to the prevailing party reasonable attorney's fees and other expenses, including without limitation, court costs and fees, actually incurred by the prevailing party as a result of the default.

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         30. MODIFICATION. This Lease sets forth the promises, agreements, conditions and understandings between Landlord and Tenant relative to the Premises. No subsequent alterations, amendments, charges or additions to this Lease shall be effective against either party unless reduced to writing and executed by Landlord and Tenant.


                   [Balance of page left intentionally blank.]

         IN WITNESS WHEREOF, the parties hereto have cause this Lease to be duly executed as of the date first above written.


         LANDLORD:         ____________________________
                           JOSEPH E. PROCTOR



         TENANT:           CULP, INC., a North Carolina corporation


                           By:  _______________________
                           Its: _______________________


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                                    Exhibit A
                               to Lease Agreement

                            Legal Description of Land

         All that certain parcel of land located in Hamilton County, Tennessee and more particularly described as follows:

         BEING all of Lot No. 1 as shown on that Corrective Plat Part of East End Land Company's Addition No. 1 as recorded in Plat Book 46 at Page 174 of the Hamilton County Register's Office; and

         BEING all of Tract 1 and Tract 2 as shown on that map of Mercer Reynolds Resubdivision of the Old East End Land Co. Add. as recorded in Plat Book 29 at Page 25 of the Hamilton County Register's Office.